General DataComm Industries, Inc. and Subsidiaries
Calculation of Earnings per Share
(In thousands except per share data)
                                                         Exhibit 11


                                             Three months ended        Nine months ended
                                                 June 30,               June 30,
                                              --------------          --------------
                                              1994        1993        1994        1993
                                             ------      ------      ------      ------
Primary earnings per share:
   ---------------
Weighted average number of
  common shares outstanding                  16,790      15,770      16,317      15,571


Assumed exercise of certain stock
  options                                        -        1,545          -        1,176
                                             ------      ------      ------      ------
                                             16,790      17,315      16,317      16,747
                                             ======      ======      ======      ======
Income (loss) before cumulative effect
  of accounting change                        ($502)     $1,283     ($3,188)     $4,752
Cumulative effect of change in accounting
  for post-retirement benefits                     -          -        (117)         -
                                              ------      ------      ------      ------
Net income (loss)                             ($502)     $1,283     ($3,305)     $4,752
                                              ======      ======      ======      ======

Earnings (loss) per share:
 Income (loss) before cumulative effect
  of accounting change                       ($0.03)      $0.07      ($0.19)      $0.28
 Cumulative effect of change in accounting
 for post-retirement benefits                    -           -       ($0.01)          -
                                             ------      ------      ------      ------
Earnings (loss) per share                    ($0.03)      $0.07      ($0.20)      $0.28
                                             ======      ======      ======      ======
Fully diluted earnings per share:
- - --------------------------------
Weighted average number of
  common shares outstanding                  16,790      15,770      16,317      15,571


Assumed exercise of certain stock
 options                                        -        1,670          -         1,653

                                            ------      ------      ------       ------
                                            16,790      17,440      16,317       17,224
                                            ======      ======      ======       ======
Income (loss) before cumulative effect
 of accounting change                        ($502)     $1,283     ($3,188)     $ 4,752
Cumulative effect of change in accounting
 for post-retirement benefits                    -           -        (117)         -
                                             ------     ------     -------       ------

Net income (loss)                            ($502)     $1,283     ($3,305)     $ 4,752
                                             ======     ======      ======       =======
Earnings (loss) per share:
 Income (loss) before cumulative effect
   of accounting change                     ($0.03)      $0.07      ($0.19)      $0.28
 Cumulative effect of change in accounting
   for post-retirement benefits                 -           -       (0.01)          -
                                            ------      ------      ------      ------
Earnings (loss) per share                   ($0.03)      $0.07      ($0.20)      $0.28
                                            ------      ------      ------      ------